UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number  0-25880


                            ILM II Lease Corporation
                            ------------------------
             (Exact name of registrant as specified in its charter)


                       1750 Tysons Boulevard, Suite 1200,
                  Tysons Corner, Virginia 22102 (800) 257-3550
                  --------------------------------------------
                  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $.01 par value*
                          -----------------------------
            (Title of each class of securities covered by this form)


                                      None
                                      ----
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         * ILM II Lease Corporation ("ILM II Lease") petitioned the Circuit Court of Fairfax County, Virginia, for a judicial dissolution of ILM II Lease, and on September 6, 2002, the Circuit Court issued an order judicially dissolving ILM II Lease. On January 31, 2003, the Virginia State Corporation Commission terminated ILM II Lease's corporate existence.

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]       Rule 12h-3(b)(1)(i)       [  ]
         Rule 12g-4(a)(1)(ii)  [  ]      Rule 12h-3(b)(1)(ii)      [  ]
         Rule 12g-4(a)(2)(i)   [  ]      Rule 12h-3(b)(2)(i)       [  ]
         Rule 12g-4(a)(2)(ii)  [  ]      Rule 12h-3(b)(2)(ii)      [  ]
                                         Rule 15d-6                [  ]

Approximate number of holders of record as of the certification or notice date:
   0*
--------

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, ILM II Lease has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 10, 2004                By:  /s/ Jeffry Dwyer
                                             ----------------------------------
                                             Jeffry Dwyer, Former President